Exhibit 5.1

DLA Piper LLP (US) The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600 T (410) 580-3000 F (410) 580-3001 W www.dlapiper.com

October 1, 2012

W. P. Carey Inc.

50 Rockefeller Plaza

New York, New York 10020

RE:	Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to W. P. Carey Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Post-Effective Amendment No. 1 to the Company’s registration statements on Form S-8 (No. 333-160079), (No. 333-160078), (No. 333-90880), (No. 333-64549), and (No. 333-56121) (as so amended, and excluding the documents incorporated by reference therein, the “Registration Statements”) registering the offer and sale of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the W. P. Carey Inc. 2009 Share Incentive Plan, W. P. Carey Inc. 2009 Non-Employee Directors’ Incentive Plan, W. P. Carey & Co. LLC (formerly Carey Diversified LLC) 1997 Share Incentive Plan, W. P. Carey & Co. LLC (formerly Carey Diversified LLC) 1997 Non-Employee Directors’ Incentive Plan and W. P. Carey Inc. Employee Share Purchase Plan (collectively, the “Plans”).

In our capacity as the Company’s counsel in preparing the Post-Effective Amendment No. 1, we have reviewed the Articles of Amendment and Restatement of the Company, as amended, and the Amended and Restated Bylaws of the Company, the Registration Statements, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered under the Plans, and such other materials and matters as we have deemed necessary for the issuance of this opinion.

Based on the foregoing, it is our opinion that the Shares to be issued under the Plans have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Plans, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

Our opinion set forth above is subject to the following general qualifications and assumptions:

(1) The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(2) We have made no investigation as to, and we express no opinion concerning, any laws other than the laws of the State of Maryland.

(3) We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of Maryland or any other jurisdiction.

(4) We assume that the issuance of the Shares, together with any other outstanding Shares, will not cause the Company to issue Shares in excess of the number of such Shares authorized by the Articles of Amendment and Restatement of the Company.

(5) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to our firm and to our opinion in the Registration Statements. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

DLA Piper LLP (US)

/s/ DLA Piper LLP (US)